CERTIFICATE OF TRUST OF
                           CITY HOLDING CAPITAL TRUST


      THIS CERTIFICATE OF TRUST of City Holding Capital Trust (the "Trust"), dated March 26, 1998, is being duly executed and filed by Chase Manhattan Bank Delaware, a Delaware banking corporation, as trustee, to create a business trust under the Delaware Business Trust Act (12 Del. C. ss. 3801 et seq.).

      1. Name. The name of the business trust created hereby is "City Holding Capital Trust".

      2. Delaware Trustee. The name and address of the trustee of the Trust in the State of Delaware is:

                               Chase Manhattan Bank Delaware
                               1201 Market Street
                               Wilmington, Delaware 19801

      3. Effective Date. This Certificate of Trust shall be effective on March 26, 1998.

      IN WITNESS whereof, the undersigned trustee of the Trust has executed this Certificate of Trust as of the date first written above.



                              CHASE MANHATTAN BANK DELAWARE,
                              not in its individual capacity, but solely as trustee


                              By:     /s/ Denis Kelly
                                      ---------------
                              Name:   Denis Kelly
                              Title:  Trust Officer